EXHIBIT VII

Auditor’s Consent

I hereby consent to the incorporation by reference in the Registration Statement (Schedule B No. 333-102986) or amendment thereto filed by Nordic Investment Bank (“NIB”) with the Securities and Exchange Commission of the certificate of myself and Torbjörn Hanson, as Auditors of Nordic Investment Bank, dated February 3, 2006, accompanying the financial statements set forth in this Annual Report on Form 18-K of NIB for the fiscal year ended December 31, 2004 and to the reference to me under the caption “Experts” in the Prospectus that is a part of the Registration Statement.

/s/	Kristian Hallbäck

Kristian Hallbäck
Ernst & Young
Helsinki, Finland

February 3, 2006